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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                 ----------

                                SCHEDULE 13G
                               (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AMENDMENTS THERETO FILED
                            PURSUANT TO 13d-2(b)



                         Heartland Technology, Inc.
           -------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.30 par value
           -------------------------------------------------------
                       (Title of Class of Securities)


                                 0004219791
           -------------------------------------------------------
                               (CUSIP Number)


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Schedule 13G
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--------------------                                         ------------------
CUSIP No. 0004219791                   13G                   Page 2  of 5 Pages
--------------------                                         ------------------

-------------------------------------------------------------------------------
     1.           NAMES OF REPORTING PERSONS
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Jerold S. Solovy
-------------------------------------------------------------------------------
     2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                        (b) [ ]
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     3.           SEC USE ONLY

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     4.           CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
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  NUMBER OF         5.    SOLE VOTING POWER 125,000
   SHARES         -------------------------------------------------------------
 BENEFICIALLY       6.    SHARED VOTING POWER 0
  OWNED BY        -------------------------------------------------------------
    EACH            7.    SOLE DISPOSITIVE POWER 125,000
  REPORTING       -------------------------------------------------------------
 PERSON WITH        8.    SHARED DISPOSITIVE POWER 0
-------------------------------------------------------------------------------
     9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  125,000
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     10.          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                           [ ]
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     11.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.5%
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     12.          TYPE OF REPORTING PERSON*

                  IN (Passive Investor, pursuant to Rule 13d-1(c))
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Schedule 13G
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
Item 1(a).  NAME OF ISSUER:

            Heartland Technology, Inc.
            -------------------------------------------------------------------
Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            547 W. Jackson Blvd., Chicago, IL 60661
            -------------------------------------------------------------------
Item 2(a).  NAME OF PERSON FILING:

            Jerold S. Solovy
            -------------------------------------------------------------------
Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Jenner & Block, One IBM Plaza, Chicago, IL 60611
            -------------------------------------------------------------------
Item 2(c).  CITIZENSHIP:

            United States
            -------------------------------------------------------------------
Item 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.30 par value
            -------------------------------------------------------------------
Item 2(e).  CUSIP NUMBER:

            0004219791
            -------------------------------------------------------------------
Item 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
            CHECK WHETHER THE PERSON FILING IS A*/:
                                                -

            (a) [ ] Broker or dealer registered under Section 15 of the Act,

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) [ ] Investment Company registered under Section 8 of the
                Investment Company Act,

            (e) [ ] Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940,

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) Parent Holding Company, in accordance with Rule 13-d(b)(ii)(G);
                see Item 7,

            (h) Group, in accordance with Rule 13-d(b)(1)(ii)(H).

------------------------
*/ This statement is filed pursuant to Rule 13d-1(c), and the person filing is
-
a Passive Investor.



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Schedule 13G
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
Item 4.     OWNERSHIP.

                If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

            (a) Amount beneficially owned:

                125,000 shares
            -------------------------------------------------------------------
            (b) Percent of class:

                7.5%
            -------------------------------------------------------------------
            (c) Number of shares as to which such person has:
            (i)   Sole power to vote or to direct the vote      125,000
            (ii)  Shared power to vote or to direct the vote      -0-
            (iii) Sole power to dispose or to direct the disposition of 125,000
            (iv)  Shared power to dispose or to direct the disposition of  -0-

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
            than five percent of the class of securities, check the following[      ].

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                None.

Item 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
            SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            N/A

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A

Item 10.    CERTIFICATION.

                "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participation in any transaction having such purpose or effect."


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Schedule 13G
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                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   2/26/98
                       --------------------------------
                                    (Date)

                             /s/ Jerold S. Solovy
                       --------------------------------
                                 (Signature)



                              Jerold S. Solovy
                      --------------------------------
                                (Name/Title)